Exhibit 10.1

                         THE ESTEE LAUDER COMPANIES INC.

                     Compensation for Non-Employee Directors

Stock Grant at Initial Election
-------------------------------

On the date of the first annual meeting of stockholders which is more than six months after a director's initial election to the Board, the director receives a grant of 2,000 shares of Class A Common Stock (plus a cash payment in an amount to cover related taxes).

Annual Retainer for Board Service
---------------------------------

          Cash. Each director receives an annual cash retainer of $70,000 payable quarterly.

          Stock. An additional $25,000 is payable by a grant of stock units (accompanied by dividend equivalent rights) in the fourth quarter of the calendar year. Each unit is convertible into shares of Class A Common Stock on or after the first business day of the calendar year following the one in which the director ceases to be a member of the Board. The number of share units to be awarded is determined by dividing $25,000 by the average closing price of the Class A Common Stock on the twenty trading days next preceding the date of grant. In lieu of receiving share units, a director may elect to receive options in respect of Class A Common Stock. The number of shares subject to such option grant will be determined by dividing $75,000 by the closing price per share of the Class A Common Stock on the date of grant. Such price per share will also be the exercise price per share of the options. Options will have 10-year terms (subject to post-service limitations). In no event will the grant of share units or stock options be in respect of more than 5,000 shares.

Stock Options
-------------

In addition to the cash and stock portion of the retainer, each director will receive an annual grant of options to purchase 5,000 shares of Class A Common Stock. Grants are made on the day of the Annual Meeting of Stockholders. Subsequent grants would be subject to availability of shares under the plan or a successor plan. The exercise price of the options is equal to the closing price of the Class A Common Stock on the date of the grant and the options vest and are exercisable one-year after grant (subject to post-service limitations). Options will have 10-year terms (subject to post-service limitations).

Annual Retainer for Committee Service
-------------------------------------

           Each director who serves on a Committee receives an additional annual retainer, payable quarterly. The amount of such additional retainer is determined as follows:

           $8,000 per year for service on the Nominating and Board Affairs Committee

           $12,000  per year for service on the Audit Committee

           $8,000 per year for service on the Compensation Committee, (including service on the Stock Plan Subcommittee).

          The Chairman of the Audit Committee receives an annual retainer of $25,000 and the Chairmen of the Compensation Committee and the Nominating and Board Affairs Committee receive an annual retainer of $15,000.


Deferral
--------

Directors may elect to defer receipt of all or part of their cash-based compensation. The deferrals may take the form of stock equivalent units (accompanied by dividend equivalent rights) to be paid out in cash or may simply accrue interest until paid out in cash.

Expenses
--------

Directors are reimbursed for their reasonable expenses of attending meetings of the Board and of any committee on which they serve.